Exhibit 99.1

Contact:

James L. Horton

Robert Marston Corporate Communications

212-836-4212

Jhorton@marstonpr.com

Saratoga Investment Corp. Promotes

Michael J. Grisius to President

NEW YORK, Feb. 5, 2013 — Saratoga Investment Corp. (NYSE:  SAR), a business development company, is pleased to announce the promotion of Michael J. Grisius to President.  Grisius, who has more than 23 years of experience in leveraged finance and private equity, will continue his previous responsibilities as the Chief Investment Officer and a Managing Director of Saratoga Investment Advisors, LLC, the Company’s investment adviser, as well as a Director of the Company.

Grisius joined Saratoga Investment Corp. in July, 2011, and has made substantial contributions to the organization including being an integral part of the team responsible for obtaining a Small Business Investment Company (SBIC) license from the U.S. Small Business Administration (SBA) in March, 2012.  The SBIC license allows Saratoga to drawdown borrowings from the SBA of up to $150 million over a five-year period.  Saratoga Investment Corp. is investing this money in loans to middle-market businesses that comply with SBIC regulations.  During its current fiscal year to date, the company has invested $74.9 million in 14 transactions.  As of November 30, 2012, the fair value of the Company’s investment portfolio was $119.3 million, principally invested in 23 portfolio companies and a $400 million collateralized loan obligation fund, which it manages.

“The board and I are pleased to recognize Mike’s substantial contributions in origination and investment and in his work to strengthen the organization and build its team.  We look forward to continuing to work closely with him,” said Christian L. Oberbeck, chairman of the board and CEO.

Prior to joining Saratoga, Mr. Grisius served as Managing Director at Allied Capital Corporation, where he was an investment professional for more than 16 years. At Allied Capital Corporation, he held several senior positions, including co-head of Mezzanine Finance and member of its Management Committee and its Investment Committee. In 2008, Grisius was appointed co-chairman of the Allied Capital Corporation’s Investment Committee. During his tenure at Allied, he produced an exceptional track record investing more than $2 billion in a variety of asset classes. He built and led teams that invested in mezzanine and senior debt, control equity positions and real estate mortgage debt. He also had primary responsibility for structuring and managing Unitranche Fund, LLC, a $3.6 billion joint venture between Allied and GE Capital.

Grisius also has served on the board of directors of numerous middle-market companies. Prior to joining Allied Capital Corporation, he worked in leveraged finance at Chemical Bank and served in senior accountant and consultant positions with KPMG.

Grisius graduated with a BS from Georgetown University in 1985 and earned an MBA from Cornell University’s Johnson Graduate School of Management in 1990.

About Saratoga Investment Corp.

Saratoga Investment Corp. is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses.  The Company invests primarily in mezzanine debt, leveraged loans and, to a lesser extent, equity to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors.  Saratoga Investment Corp.’s objective is to create attractive risk-adjusted returns by generating current income and long-term capital appreciation from its debt and equity investments.  Saratoga Investment Corp. has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940 and is externally-managed by Saratoga Investment Advisors, LLC, an SEC-registered investment advisor focusing on credit-driven strategies.  Within the BDC, Saratoga Investment manages both an SBIC-licensed subsidiary and a $400 million Collateralized Loan Obligation (CLO) fund.  These diverse funding sources, combined with a permanent capital base, enable Saratoga Investment to offer a broad range of financing solutions.

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